Dated: November 14, 2006
Filed Pursuant to Rule 433
Registration Statement No. 333-132201


Toyota Motor Credit Corp

Lead Manager		ABN AMRO Incorporated

Issuer			Toyota Motor Credit Corp

Tenor			5-year

Ratings (Moody's/ S&P)	Aaa/AAA

Principal Amount	$40,000,000

Structure		Floating Rate Notes

Pricing Date		November 14, 2006

Settlement Date		November 17, 2006

Maturity Date		November 17, 2011

Benchmark Security	3 Month US LIBOR

Day Count Convention	Act/360

Business Day Convention	Modified Following Business Day

Interest Determination 	2 London Business Days Prior to Each
Date                    Interest Reset Date

Interest Reset Date	Quarterly

Holidays		London & New York

Minimum Denominations	1,000,000 / 1,000,000

Coupon			3ML -4 bp

All-in Spread to $LIBOR	3ML -2 bp

Price to Public		$100.000

Price to Issuer:	$99.900

Net Proceeds to Issuer	$39,960,000

First Coupon Payment 	February 16, 2007 (Short First Coupon)
Date

Coupon Payment Dates	The 17th of February, May, August & November

Cusip			89233PZX7


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-226-3756.

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